181663748.9 1 FOURTH AMENDMENT TO LEASE This FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) dated as of June 13, 2025, and unless otherwise specified herein, shall be effective as of such date (the “Execution Date”), by and between CLPF-475 BRANNAN STREET, L.P., a Delaware limited partnership (“Landlord”) and FASTLY, INC., a Delaware corporation (“Tenant”). RECITALS A. Landlord and Tenant entered into that certain Office Lease dated August 22, 2014 (“Original Lease”), as amended by that certain First Amendment to Lease dated May 27, 2015 (“First Amendment”), as further amended by that certain Second Amendment to Lease dated May 11, 2019 (“Second Amendment”), as further amended by that certain Third Amendment to Lease dated November 9, 2020 (“Third Amendment”), pursuant to which Landlord leased unto Tenant and Tenant leased from Landlord approximately 71,343 rentable square feet of space described as Suite 200, Suite 300, Suite 320 and Suite 330 and the Deck Area (collectively, “Premises”) located on the second and third floors of the building commonly known as 475 Brannan Street, San Francisco, California (the “Building”), as more particularly described in the Lease. The Original Lease, the First Amendment, the Second Amendment and the Third Amendment are collectively referred to herein as the “Lease”. B. Landlord and Tenant desire to amend the Lease upon the terms and conditions outlined in this Fourth Amendment. NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein, the mutual covenants and conditions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows: AGREEMENT 1. Recitals; Definitions. The Recitals hereinabove set forth are incorporated into this Fourth Amendment by this reference. All capitalized terms contained in this Fourth Amendment shall, for the purposes hereof, have the same meanings ascribed to them in the Lease unless otherwise defined herein. 2. Second Extended Term. Landlord and Tenant hereby agree that the Extended Term of the Lease shall be extended for a period of seven (7) years to July 31, 2034 (the “Second Extended Expiration Date” and such extended term shall be referred to as the “Second Extended Term”). All terms, conditions and provisions of the Lease shall remain unchanged and in full force and effect for the Second Extended Term, except to the extent otherwise set forth herein. Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303 Exhibit 10.3

181663748.9 2 3. Premises. (a) As of December 31, 2025 (the “Restructure Contraction Date”), Tenant shall no longer lease that certain portion of the Premises consisting of Suite 320 and containing approximately 15,035 rentable square feet as depicted on Exhibit A attached hereto (the “Relinquished Premises”). As of January 1, 2026 (the “Restructure Commencement Date”), Tenant shall continue to lease that certain portion of the Premises consisting of approximately 56,308 rentable square feet as depicted on Exhibit A-1 attached hereto (the “Remaining Premises”). From and after the Restructure Commencement Date, all references to the “Premises” contained in the Lease and this Fourth Amendment shall mean and refer to the Remaining Premises. (b) From and after the Restructure Commencement Date and continuing for a period expiring on Second Extended Expiration Date, unless sooner terminated as provided in the Lease, Landlord shall lease the Premises to Tenant, and Tenant shall lease the Premises from Landlord, upon all of the terms and conditions of the Lease, as modified and amended by this Fourth Amendment. Subject to the terms and conditions of this Fourth Amendment, on the Restructure Commencement Date, Tenant agrees to accept the Premises in their “AS-IS, WHERE- IS” “WITH ALL FAULTS” condition, without any agreements, representations, understandings or obligations on part of Landlord to perform any alterations, repairs or improvements to the Premises. Except as specifically set forth in the Lease, Landlord has not and does not make any representations as to the commercial suitability, physical condition, compatibility or any other matter affecting or relating to the Premises in relation to Tenant’s use and occupancy of the Premises, and Tenant hereby acknowledges that no such representations not otherwise expressly stated in this Lease have been made. Tenant is responsible for ensuring at Tenant’s sole cost and expense, that Tenant’s use of the Premises complies with all applicable Laws, including, without limitation, applicable zoning ordinances. Tenant shall use the Premises for permitted use under the Lease only. (c) Tenant shall design and construct additional improvements to the Premises (collectively, the “Fourth Amendment Improvements”) in accordance with the terms and conditions of the Work Letter attached as Exhibit C-2 to the Second Amendment (the “Work Letter”); provided, however, for purposes of this Fourth Amendment, (1) all references to “Extension Improvements” are hereby amended to mean the Fourth Amendment Improvements; (2) all references to “Extension Allowance” are hereby amended to mean the Allowance; and (3) any other terms, conditions or references which are reasonably required to be updated or amended to give effect to the terms and conditions of this Fourth Amendment shall be updated or amended accordingly. Any future Alterations (as defined in the Lease) shall continue to be governed by the terms and conditions of the Lease. Notwithstanding anything contained in the Work Letter to the contrary, the following terms and conditions shall apply to Tenant’s construction of the Fourth Amendment Improvements: (i) Tenant shall have the right to competitively bid the construction of the Fourth Amendment Improvements to several qualified contractors, each of which shall be subject to the reasonable approval of Landlord and Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be permitted to enter into a contract Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 3 with the contractor selected by Tenant (subject to the foregoing approval rights). Landlord will notify Tenant in advance of any subcontractors or engineers that will be required by Landlord. (ii) Landlord shall provide to Tenant, at no cost to Tenant, the use of Landlord’s loading docks, electricity, water, HVAC, parking, toilets and related facilities at the Building as may be reasonably necessary to enable Tenant and Tenant’s contractors to construct the Fourth Amendment Improvements. (iii) Tenant shall be permitted to make floor cores in locations reasonably required by Tenant and approved by Landlord which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Tenant shall have no right to make floor cores on any portion of the Premises located on the second (2nd) floor of the Building, unless approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, it being agreed that Landlord shall be permitted to impose reasonable requirements in connection with Landlord’s consent, including, without limitation, prior to Tenant’s performance of any additional floor cores or modifications on the second (2nd) floor of the Building, requiring Landlord’s structural engineer to review the existing floor conditions to determine whether the proposed core location affects the structural performance and whether reinforcement or alternate support measures will be necessary. (iv) Landlord shall charge a construction management fee in an amount equal to the lesser of (A) three percent (3%) of the total costs (i.e., hard and soft costs) of the Fourth Amendment Improvements; or (B) Landlord’s actual costs and expenses incurred in the management or administration by Landlord of Tenant’s construction of the Fourth Amendment Improvements. (d) Landlord shall contribute up to the sum of Four Million Two Hundred Twenty-Three Thousand One Hundred and No/100 Dollars ($4,223,100.00) (the “Allowance”) towards the cost to design and construction the Fourth Amendment Improvements in the Premises, inclusive of all hard and soft costs, including, without limitation, construction of the Fourth Amendment Improvements, architectural, project management and engineering fees. The Allowance shall be available immediately upon the Execution Date until the Allowance Expiration Date (as defined below). The Work Letter shall be deemed effective for purposes of this Fourth Amendment upon both parties’ execution of this Fourth Amendment and shall not need to be separately re-executed by the parties hereto. Tenant shall have the right to (i) use a portion of the Allowance in an amount up to Five Hundred Sixty-Three Thousand Eighty and No/100 Dollars ($563,080.00) towards Tenant’s furniture, fixtures and equipment (“Tenant’s FF&E”); and (ii) use a portion of the Allowance in an amount up to One Million Six Hundred Eighty-Nine Thousand Two Hundred Forty and No/100 Dollars ($1,689,240.00) towards Basic Monthly Rental. Any unused portion of the Allowance remaining for which Tenant has not elected to apply towards Tenant’s FF&E or Basic Monthly Rental in accordance with the preceding sentence or for which Tenant has not submitted a request for disbursement along with all of the documentation and materials required under the Work Letter as of December 31, 2027 (the “Allowance Expiration Date”), shall remain with Landlord and Tenant shall have no further right thereto, nor shall Tenant be entitled to any credit, offset, abatement or payment with respect thereto. Tenant shall have no Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 4 obligation to remove the Fourth Amendment Improvements upon the expiration or earlier termination of the Lease. (e) On or before the Restructure Contraction Date, Tenant shall surrender the Relinquished Premises to Landlord in accordance with the terms and provisions of the Lease, including, without limitation, Section 8(a) and Section 9(a) of the Lease. In addition to the terms and provisions of the Lease, with respect to Tenant’s obligation to surrender the Relinquished Premises on or before the Restructure Contraction Date, Landlord and Tenant agree as follows: (i) On or before the Restructure Contraction Date, Tenant shall (i) surrender the Relinquished Premises (A) broom-clean and in good order, repair and condition, excepting only reasonable wear and tear, (B) in accordance with the terms and provisions of the Lease and this Fourth Amendment, (C) free and clear of any notice of contract or mechanic’s liens (or any similar lien related to labor or materials) or other lien or encumbrance (excluding liens or encumbrances existing as of the date of the Lease and liens or encumbrances granted by Landlord or related to work performed by or for Landlord or any third party) against any part of the Relinquished Premises or the Building, equipment and/or any improvements or any other Alterations to be surrendered with the Relinquished Premises arising out of or relating to any work performed or materials supplied to or for the benefit of Tenant in connection with the Relinquished Premises, (D) free and clear of all Hazardous Materials, and (E) free and clear of all occupants; (ii) except to the extent otherwise expressly agreed to by Landlord and Tenant, remove Tenant’s personal property, furniture, fixtures and equipment (“Tenant’s Property”) from the Relinquished Premises, (iii) (A) separate all access control systems between the Relinquished Premises and the Remaining Premises, (B) remove all access rights to the Relinquished Premises for Tenant and Tenant’s agents, employees and contractors, (C) transfer and/or provide access control rights or license for the Relinquished Premises to Landlord, (D) create new access controls rights or license for the Remaining Premises for Tenant and Tenant’s agents, employees and contracts, and (E) provide all keys (or lock combinations, codes, access cards or electronic passes) to the Relinquished Premises to Landlord; (iv) remove all signs installed or erected by or on behalf of Tenant wherever located, and (v) repair all damages that results from such removal of Tenant’s Property, and surrender of the Relinquished Premises. (ii) Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs and damages, direct and/or indirect, consequential and special, arising out of the vacation and surrender of the Relinquished Premises by Tenant, except for any loss, costs, or damages arising out of Landlord’s gross negligence or willful misconduct. (iii) Neither Tenant, nor any other party on Tenant’s behalf, shall have any right to holdover possession of the Relinquished Premises after the Restructure Contraction Date without Landlord's prior written consent which Landlord may withhold in its sole and absolute discretion. If Tenant or any other party retains possession of any part of the Relinquished Premises after the Restructure Contraction Date, Tenant shall become a tenant at sufferance on a month-to-month basis for the entire Relinquished Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall commence paying, without notice or demand, Basic Monthly Rental for the Relinquished Premises in an amount equal to One Hundred Fifty-Eight Thousand Four Hundred Fourteen and 04/100 Dollars ($158,414.04), Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

plus all Additional Rent due under the Lease with respect to the Relinquished Premises, including Tenant's Percentage Share applicable to the Relinquished Premises (i.e., 6.07%) of Operating Expenses and Real Property Taxes, such holdover rent to be computed on a monthly basis for each full or partial month Tenant, or any other party remains in possession. No acceptance of Basic Monthly Rental, additional rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord's right to regain possession or any other of Landlord's remedies and no acceptance by Landlord of any lesser sum shall be construed as a payment on account and not in satisfaction of damages for such holding over. Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs and damages, direct and/or indirect, consequential and special, sustained by reason of any such holding over by Tenant, or any other party, including, without limitation, claims made by and loss of any succeeding tenant arising out of such failure to timely surrender possession of the Relinquished Premises in the condition required under this Fourth Amendment and the Lease. Nothing contained in this Section shall be construed as a consent by Landlord to any holding over by Tenant in the Relinquished Premises, and Landlord shall have the right to immediately terminate such holding over pursuant to applicable Law. The provisions of this Section shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

(iv) Failure by Tenant to surrender the Relinquished Premises to Landlord on or before the Restructure Contraction Date in accordance with the terms and provisions of this Fourth Amendment shall constitute an Event of Default by Tenant under the Lease.

4. Basic Monthly Rental. During the period commencing on January 1, 2025 through and including the Restructure Contraction Date, Tenant agrees to pay to Landlord as Basic Monthly Rental, without prior notice or demand, in accordance with the terms and conditions of the Lease, for the Premises, the Basic Monthly Rental as set forth in the following schedules:

Period	Basic Monthly Rental	Monthly Abatement	Net Basic Monthly Rental
1/1/25 – 10/31/25	$369,843.61	$369,843.61	$0.00
11/1/25 – 12/31/25	$369,843.61	$77,941.76	$291,901.85
1/1/26 – 12/31/26	$300,658.91	$0.00	$300,658.91
1/1/27 – 12/31/27	$309,678.68	$0.00	$309,678.68
1/1/28 – 12/31/28	$318,969.04	$0.00	$318,969.04
1/1/29 – 12/31/29	$328,538.11	$0.00	$328,538.11
1/1/30 – 12/31/30	$338,394.25	$0.00	$338,394.25
1/1/31 – 12/31/31	$348,546.08	$0.00	$348,546.08
1/1/32 – 12/31/32	$359,002.46	$0.00	$359,002.46
1/1/33 – 12/31/33	$369,772.53	$0.00	$369,772.53
1/1/34 – 7/31/34	$380,865.71	$0.00	$380,865.71

Landlord and Tenant acknowledge and agree that as of the date of this Fourth Amendment, Tenant has paid to Landlord a total of $3,174,084.69, on account of $2,338,563.51 for Basic Monthly Rental for Suites 200, 300 and 330, $624,427.98 for Basic Monthly Rental for Suite 320, and $211,093.20 for additional rent for Suite 320 for the period from January 2025 through June 2025

5

181663748.9

181663748.9 6 (the “2025 Rent Reconciliation”). Within thirty (30) days of full execution of this Fourth Amendment, Landlord shall pay Tenant by wire transfer the 2025 Rent Reconciliation in accordance with the wire instructions provided by Tenant. 5. Tenant’s Percentage Share. As of the Restructure Commencement Date, notwithstanding anything in the Lease to the contrary, Tenant’s Percentage Share shall be 22.05% (based upon 56,308 rentable square feet within the Premises and the Building square footage of 255,329 rentable square feet). For the period retroactively beginning on January 1, 2025 and ending on the Restructure Contraction Date, so long as no Event of Default exists under the Lease prior to the Restructure Contraction Date, and provided that Tenant timely vacates the Relinquished Premises, Tenant’s obligation to pay Tenant’s Percentage Share applicable to the Relinquished Premises (i.e., 6.07%) of Operating Expenses and Real Property Taxes shall be abated. 6. Operating Expenses and Real Property Taxes. (a) Notwithstanding anything to the contrary contained in the Lease, as of the Execution Date, the maximum increase in Controllable Operating Expenses (as hereinafter defined) in any calendar year shall be five percent (5%), calculated on a cumulative and compounding basis. For purposes hereof “Controllable Operating Expenses” shall mean all Operating Expenses except any Non-Controllable Expenses (as hereinafter defined). For purposes hereof, “Non-Controllable Expenses” shall mean costs and expenses related to (i) security, (ii) weather-related expenses, (iii) any obligation to comply with applicable laws enacted or which become effective after the Execution Date, (iv) insurance, (v) trash and utility charges for the Common Areas, (vi) surcharges due to extraordinary conditions (i.e., fuel/energy prices increasing by an excessive amount in a short period of time), (vii) to any event of force majeure, (viii) any union contracts, labor agreements, collective bargaining agreements or similar agreements, and (ix) any other Operating Expenses which are not within the reasonable control of Landlord. For purposes of clarification, the concept of Controllable Operating Expenses contained in this Section 6(a) shall first apply to Operating Expenses incurred in year 2026 (i.e., the maximum increase in Controllable Operating Expenses in 2026 shall be five percent (5%) over the Controllable Operating Expenses incurred in 2025). (b) Commencing on the Execution Date, Landlord shall calculate Tenant’s Percentage Share of any Real Property Taxes or other amounts payable in connection with Proposition C and/or Proposition F based on Tenant’s actual Basic Monthly Rental paid under the Lease and this Fourth Amendment (and not based on Tenant’s pro rata share of total rent for the Building). (c) Provided no Event of Default exists under the Lease, Tenant shall have the right, upon not less than sixty (60) days’ prior written notice to Landlord, to cause Landlord to apply for a reduction of Real Property Taxes for the Building under Proposition 8; provided, however, the foregoing right shall not be exercised by Tenant more than one (1) time per calendar year. In the event Landlord is successful in obtaining any such reduction, Landlord shall provide a credit to Tenant in an amount equal to Tenant’s Percentage Share of such refund (less any Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 7 reasonable attorneys’ fees, costs and disbursements incurred by Landlord in connection with obtaining such reduction). 7. Option to Extend. Tenant’s right to further extend the Term of the Lease pursuant to Paragraph 2(d) and Paragraph 2(e) of the Original Lease, as confirmed by Section 12 of the Second Amendment, shall remain in full force and effect with respect to the Premises. The references to the “initial term” set forth in Paragraphs 2(d) and 2(e) of the Original Lease are hereby amended to mean the Second Extended Term. 8. Compliance with Laws. Except as otherwise expressly set forth in the Lease, and except to the extent caused by Tenant’s acts, omissions, negligence or willful misconduct or any Tenant Alterations, the Fourth Amendment Improvements, or other improvements or work in the Premises, and subject to Landlord’s rights to include any such expenses in Operating Expenses, Landlord shall be responsible for complying with all governmental regulations, codes, rules, laws and orders, including without limitation, life safety, environmental laws, the Americans with Disabilities Act (“ADA”) and state and local accessibility requirements which are applicable to the Building and all Building systems (including, but not limited to structural, mechanical, electrical, plumbing, HVAC, fire and life safety and security systems, elevators, restrooms, roof, parking lots, common corridors and lobbies, core areas, stairwells, main entryways, and all other path-of-travel and common areas). 9. Right of First Offer. Provided no Event of Default exists under the Lease, during the eighteen (18) month period following the Execution Date, subject to the terms and conditions of this Section 9, Tenant shall have an ongoing right of first offer (the “Offer Right”) to lease Suite 320 in the Building (the “Offer Space”) at such time as the Offer Space becomes Available (defined below). Tenant’s Offer Right shall be exercised as follows: at any time after Landlord has determined that the Offer Space has become Available, and Landlord sends a written proposal (a “Written Proposal”) to such a prospective tenant (a “Prospect”) setting forth the terms under which Landlord is prepared to lease the Offer Space (which terms shall reflect the Prevailing Market for the Offer Space, as reasonably determined by Landlord), Landlord shall concurrently send its initial Written Proposal to Tenant (which initial Written Proposal, for the avoidance of doubt, shall contain the same terms as the initial Written Proposal sent to such Prospect). For purposes hereof, an Offer Space shall be deemed to become “Available” as follows: (a) the Offer Space shall be deemed to first become Available if, Landlord has located a prospective tenant (other than the existing tenant that has occupied the Offer Space) that may be interested in leasing the Offer Space. For purposes hereof, the term “Written Proposal” shall also include Landlord’s initial written proposal sent to a Prospect in response to a written offer to lease the Offer Space from such Prospect (it being agreed that, if Landlord responds to any such written offer from a Prospect with a Written Proposal, then Landlord shall send such initial Written Proposal to Tenant concurrently with such response). Tenant may lease such Offer Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within fifteen (15) days after the date of the Written Proposal (without any modification), failing which Landlord may lease the subject Offer Space to such Prospect. If Landlord fails to lease the subject Offer Space to such Prospect, Tenant’s Right of First Offer shall remain intact. Notwithstanding anything contained herein to the contrary, in the event the Written Proposal includes other space in the Building for Lease (in addition to the Offer Space), Tenant may only exercise the Offer Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 8 Right with respect to all of the space subject to the applicable Written Proposal. If Tenant exercises its Offer Right for the Offer Space in accordance with the terms and conditions of this Section 9, effective as of the date Landlord delivers the subject Offer Space, such Offer Space shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, except as set forth in Landlord’s notice and as follows: (a) Tenant’s percentage share shall be recalculated, using the total square footage of the Premises, as increased by the subject Offer Space, as the case may be. (b) The subject Offer Space (and any other space included in the Written Proposal) shall be leased on an “AS-IS”, “WHERE-IS”, “WITH ALL FAULTS” basis and Landlord shall have no obligation to improve the subject Offer Space or grant Tenant any improvement allowance thereon except as may be provided in Landlord’s Written Proposal. (c) The term for the subject Offer Space shall commence upon the terms stated in the Written Proposal and thereupon such Offer Space shall be considered a part of the Premises, provided that all of the terms stated in the Written Proposal shall govern Tenant’s leasing of the Offer Space and only to the extent that they do not conflict with the Written Proposal, the terms and conditions of the Lease shall apply to the Offer Space; provided, however, notwithstanding the foregoing, Tenant shall be required to pay Additional Rent on a triple net basis in accordance with the terms and conditions of the Lease (as amended by this Fourth Amendment), and if necessary and applicable, Base Rent with respect to the Offer Space shall be adjusted and/or restructured to an amount which, when combined with the estimated Additional Rent for the Offer Space on a triple net basis, is equivalent to the Base Rent and Additional Rent amounts set forth in the Written Proposal, it being acknowledged by Landlord and Tenant that the intent is for the economic package contained in the Written Proposal be equivalent to the adjusted Base Rent and Additional Rent under the existing triple net structure of the Lease. (d) Notwithstanding anything to the contrary set forth herein, Tenant shall have no such Offer Right with respect to the subject Offer Space, as the case may be, and Landlord need not provide Tenant with an Written Proposal, if: (i) there has been a Tenant Event of Default under the Lease at the time that Landlord would otherwise deliver its Written Proposal for the subject Offer Space as described above; (ii) more than 50% of the Premises is sublet (except as permitted under Section 12 of the Lease) at the time Landlord would otherwise deliver its written notice of the subject Offer Right as described above; (iii) the Lease has been assigned (except as permitted under Section 12 of the Lease) prior to the date Landlord would otherwise deliver its written notice of the subject Offer Right as described above; (iv) Tenant is not occupying more than 50% of the Premises on the date Landlord would otherwise deliver its written notice of the Offer Right as described above; (v) the subject Offer Space is not intended for the exclusive use of Tenant during the Term; or (vi) the subject Offer Space is not intended for the exclusive use of Tenant during the Term. (e) If Landlord is delayed delivering possession of the subject Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of such space, and the commencement of the term for the subject Offer Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 9 Space shall be postponed until the date Landlord delivers possession of the subject Offer Space to Tenant free from occupancy by any party. (f) The rights of Tenant hereunder with respect to any Offer Space shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its offer right with respect to such Offer Space within the fifteen (15) day period provided in Section 6 above; (ii) simultaneously with Tenant’s providing Landlord with a Notice of Exercise; and (iii) the date Landlord would have provided Tenant a Written Proposal with respect to such Offer Space if Tenant had not been in violation of one or more of the conditions set forth in Section 6 above. In addition, if Landlord provides Tenant with a Written Proposal for any Offer Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Offer Space (such other portion of the Offer Space subject to such expansion rights is referred to herein as the “Encumbered Potential Offer Space”) and Tenant does not exercise its Offer Right to lease such Offer Space, Tenant’s Offer Right with respect to the Encumbered Potential Offer Space shall be subject and subordinate to all such expansion rights contained in the Written Proposal. (g) If Tenant exercises its Offer Right as to a subject Offer Space, Landlord shall prepare an amendment (an “Offer Amendment”) adding the subject Offer Space to the Premises on the terms set forth in the Written Proposal and reflecting the changes in the Basic Monthly Rental, rentable square footage of the Premises, Tenant’s Percentage Share and other appropriate terms. A copy of the Offer Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offer Amendment to Landlord within ten (10) business days thereafter, but an otherwise valid exercise of the Offer Right shall be fully effective whether or not the Offer Amendment is executed. (h) For purposes of this Section 9, “Prevailing Market” the annual rent per square foot that a willing tenant would pay, and a willing landlord would accept, in arm's length bona fide negotiations if the space in question were leased during the term in question on the terms and conditions of the Lease, based to the extent practicable on rental rates for the period of the term as established by leases recently or then being entered into for comparable space in the Building, and taking into account any effect on rental rates which may arise by reason of the amount of space leased by Tenant, the commencement date, the length of the, the use of the Premises, the location and floor level of the Premises, and other pertinent facts. Notwithstanding anything to the contrary in the foregoing, in determining Prevailing Market for the Offer Space, consideration shall be given to any allowances or other concessions that may be prevalent in the market at the time of such determination. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the subject Offer Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable. (i) Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 10 first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof. 10. Right of First Notification. Notwithstanding anything contained in the Lease, including, without limitation, the First Amendment and the Second Amendment, to the contrary, from and after the Execution Date, Tenant shall not have the right to exercise (i) the Right of First Notification under Section 11 of the First Amendment with respect to Suite 310 and Suite 410; or (ii) the Right of First Notification under Section 11 of the Second Amendment with respect to the electrical room located adjacent to the East side of the Premises, Suites 110/210 (together), Suite 130 and Suite 420, unless and until Tenant has leased the Offer Space (i.e., Suite 320) in accordance with Section 9 above. 11. Subordination, Non-Disturbance and Attornment Agreement. In the event any Superior Interest (as defined in the Lease) encumbers the Building, Landlord agrees to use commercially best efforts to cause the holder of any such Superior Interest to enter into a subordination, nondisturbance and attornment agreement (“SNDA”) in a form to be provided by such holder of the Superior Interest and reasonably acceptable to Tenant. If Landlord is unable in good faith to obtain an SNDA by making such a request, Landlord shall have no liability to Tenant, it being intended that Landlord’s sole obligation shall be to request and diligently pursue its rights under the documents with such holder of the Superior Interest that the holder of such Superior Interest enter into such SNDA and, in no event shall Landlord be required to expend any sums in its effort to obtain such SNDA. In no event shall Landlord be required to commence any litigation in order to obtain an SNDA, nor shall Landlord be required to take any step which may, in Landlord’s judgment, have an adverse effect on its relationship with the holder of such Superior Interest. If such holder of the Superior Interest executes and delivers an SNDA, and Tenant either fails or refuses to execute and deliver such SNDA within ten (10) Business Days following Landlord’s delivery of such SNDA, this Lease shall be subordinate to such Superior Interest and Landlord shall have no further obligation to obtain an SNDA from such holder of the Superior Interest and Tenant shall have no further obligation to deliver the same and shall not suffer any penalty, default or liability otherwise for failing to deliver the same. Tenant shall be responsible for costs incurred in obtaining an SNDA, including, without limitation, any attorneys’ fees or processing fees charged by such holder of the Superior Interest. 12. Security Deposit. (a) Landlord and Tenant hereby acknowledge and agree that Section 10 of the Second Amendment is hereby deleted in its entirety and shall be null and void and of no further force or effect. (b) Landlord currently holds the sum of $694,732.42 as security for Tenant's faithful performance of all of the terms, covenants, conditions, and obligations required to be performed by Tenant under the Lease (the "Security Deposit"). The amount of the Security Deposit shall be subject to further reduction commencing on the Execution Date and each anniversary of the Execution Date (each a "Reduction Date") by the amount of $34,874.08 (the "Reduction Amount") from the amount then held by Landlord, so long as no Event of Default by Tenant under the Lease then currently exists beyond any applicable notice and cure periods as of Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 11 the relevant Reduction Date or the date any excess Security Deposit is to be returned pursuant hereto. Within ten (10) business days following the relevant Reduction Date, Landlord shall pay to Tenant the Reduction Amount. If such Reduction Amount is not timely paid by Landlord, Tenant shall provide Landlord written notice that the Reduction Amount has not been timey paid. Landlord shall then have ten (10) business days to either pay the Reduction Amount or to provide Tenant written notice that Landlord disputes that a Reduction Amount payment is due (the "Notice of Dispute"). Landlord and Tenant acknowledge and agree that a Notice of Dispute may only be delivered to Tenant by Landlord in the event a dispute arises in connection with a default by Tenant beyond the applicable notice and cure periods. If within such ten (10) business day period Landlord fails to either pay the Reduction Amount or deliver Tenant a Notice of Dispute and if the Landlord is other than CLPF-475 Brannan Street, L.P., Tenant shall have the right to offset that particular Reduction Amount payment amount against any Rental next due and owing. Notwithstanding anything to the contrary set forth in this Section 12, in no event shall the Security Deposit be less than $380,865.71. For reference purposes, the Reduction Date and required balance for the Security Deposit are set forth below: Reduction Date Security Deposit Required 1/1/2025 $694,732.42 1/1/2026 $659,858.34 1/1/2027 $624,984.26 1/1/2028 $590,110.18 1/1/2029 $555,236.10 1/1/2030 $520,362.03 1/1/2031 $485,487.95 1/1/2032 $450,613.87 1/1/2033 $415,739.79 1/1/2034 $380,865.71 13. Notices. The Lease is hereby amended so that the notice addresses for Landlord and Tenant under the Lease are as follows: Landlord: CLPF-475 Brannan Street, L.P. c/o Clarion Partners, LLC 601 S. Figueroa Street, Suite 3600 Los Angeles, California 90017 Attention: Zack Beauchamp With a copy to: CBRE, Inc. 475 Brannan Street, Suite 124 San Francisco, California 94107 Attention: Property Manager With a copy to: Higgins & Brancheau LLC 200 West Adams Street Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 12 Suite 2220 Chicago, Illinois 60606 Attention: Michael R. Brancheau Email: mbrancheau@higginsbrancheau.com Tenant: Fastly, Inc. 475 Brannan St., Suite 300 San Francisco, CA 94107 Attention: Workplaces With a copy to: 475 Brannan St., Suite 300 San Francisco, CA 94107 Attn: Legal 14. Brokers. Landlord and Tenant represent and warrants to each other that it has not dealt with any broker or agent in connection with this Fourth Amendment other than Transwestern (“Landlord’s Broker”) and CBRE, Inc. (“Tenant’s Broker”). Landlord agrees to pay Landlord’s Broker and Tenant’s Broker a brokerage commission pursuant to a separate written agreement. Tenant shall indemnify and hold harmless Landlord from any and all claims that may be made against Landlord by any other broker or agent for commissions allegedly due in connection with this Fourth Amendment as the result of an alleged breach of the foregoing representation and warranty of Tenant. Landlord shall indemnify and hold harmless Tenant from any and all claims against Tenant that may be made by any other broker or agent for commissions allegedly due in connection with this Fourth Amendment as the result of an alleged breach of the foregoing representation and warranty of Landlord. 15. Accessibility Disclosures. Pursuant to California Civil Code 1938, Landlord hereby advises Tenant that the Premises have not undergone inspection by a Certified Access Specialist and Tenant hereby acknowledges that the premises have not been certified to meet all construction related accessibility standards pursuant to Civil Code Section 55.53. Pursuant to California Civil Code 1938(e): "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." The terms of this Section are intended only to comply with the notice requirements of applicable laws. The terms and conditions of the Lease, as amended, shall govern with respect to each of Landlord’s and Tenant’s liability for compliance with applicable laws. 16. Prohibited Persons and Transactions. Tenant represents and warrants to Landlord (i) that neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in Tenant nor any of its officers, directors or managers is a person or entity (each, a Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 13 "Prohibited Person") with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the "Executive Order") signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), (ii) that Tenant's activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the "Money Laundering Act"), and (iii) that throughout the term of this Lease Tenant shall comply with the Executive Order and with the Money Laundering Act. 17. Landlord Exculpation. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings, representations or agreements in the Lease, as amended, are made or intended as personal covenants, undertakings, representations or agreements by Landlord, or its members and that any liability for damage or breach of non-performance by Landlord in the Lease, as amended, shall be collectible only from Landlord’s interest in the Building and that no personal liability is assumed by, nor at any time, may be asserted against Landlord or its members, agents, employees, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant. 18. Acknowledgment of Tenant. Tenant hereby confirms and acknowledges that, as of the date hereof, the Lease, as modified hereby, is in full force and effect, Tenant is occupying the Premises in accordance with the Lease, and Landlord has fully performed all obligations of Landlord under the Lease, as amended. Tenant further confirms and acknowledges that Landlord is not, and would not, but for the giving of notice or the passage of time, or both, be in default of any of Landlord’s obligations under the Lease. 19. Continuing Validity. Except as specifically amended hereby, all terms, covenants and conditions of the Lease shall remain in full force and effect and are hereby ratified, approved and affirmed. This Fourth Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Fourth Amendment, set forth the entire agreement and between the parties with respect to the matters set forth herein. In the case of any inconsistency between the provisions of the Lease and this Fourth Amendment, the provisions of this Fourth Amendment shall govern and control. Landlord and Tenant acknowledge that the Lease and this Fourth Amendment are the only agreements between Tenant and Landlord affecting or relating to the Premises. 20. No Further Modification. The Lease and this Fourth Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant. Except as otherwise set forth in this Fourth Amendment, the terms and conditions of the Lease remain unchanged and in full force and effect. 21. Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one agreement. To facilitate execution of this Fourth Amendment, the parties may execute and exchange PDF counterparts of the signature pages and PDF counterparts shall serve as originals. Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 14 Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered in PDF counterparts, the parties will use best efforts to deliver originals as promptly as possible after execution. 22. Authority. Each party represents that the person executing this Fourth Amendment for such party is acting on behalf of such party and is duly authorized to execute this Fourth Amendment for such party. 23. Severability. If any provision of this Fourth Amendment is held invalid, such invalidity shall not affect the other provisions of this Fourth Amendment, which other provisions shall remain in full force and effect. 24. Entire Agreement. This Fourth Amendment contains the entire and complete agreement between Landlord and Tenant with respect to the terms and provisions of this Fourth Amendment, and supersedes all prior or contemporaneous agreements, statements, promises, understandings, arrangements and commitments, and along with its covenants and conditions, shall inure to the benefit of Landlord and Tenant and their respective successors and/or assigns. REMAINDER OF PAGE INTENTIONALLY LEFT BLANK SIGNATURES ON FOLLOWING PAGE Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 15 IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Lease as of the day and year first above written. LANDLORD: CLPF-475 BRANNAN STREET L.P., a Delaware limited partnership By: CLPF - 475 BRANNAN STREET GP, LLC Its general partner By: Clarion Lion Properties Fund Holdings. L.P., Its sole member By: CLPF-Holdings, LLC, Its general partner By: Clarion Lion Properties Fund Holdings RElT, LLC, Its sole member By: Clarion Lion Properties Fund, LP, Its managing member By: Clarion Partners LPF GP, LLC, Its general partner By: Clarion Partners, LLC, Its sole member By: Name: Title: Authorized Signatory TENANT: FASTLY, INC. a Delaware corporation By: Name: Its: Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303 CFO Ron Kisling Spence Sowa

181663748.9 16 EXHIBIT A RELINQUISHED PREMISES Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 17 EXHIBIT A-1 REMAINING PREMISES Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 18 Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303

181663748.9 19 Docusign Envelope ID: 55AE5FA1-5A67-4198-88AE-0DF2D921C303